Purchase Agreement by and between
JDCO, Inc. and Java Nevada, LLC
July 1, 2008

AGREEMENT TO PURCHASE ALL LOCATIONS OF JAVA NEVADA, LLC IN NEVADA

This ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2008, by and between JDCO, Inc. a California corporation, with a business address at 2121 Second Street, Suite C105, Davis, CA 95618 (“Buyer”) and Java Nevada, LLC a Nevada limited liability company, with a business address at 985 White Drive Ste 100, Las Vegas, Nevada 89119 (“Seller”).

RECITALS
A. Seller purchased all Assets of the Nevada Business (as defined below) from Buyer on July 11, 2007 and wishes to re-sell all such Assets to Buyer.

B. Seller is engaged in the business of operating four (4) retail locations of Java Detour® within Nevada at the following addresses: 1501 West Charleston Blvd., Las Vegas, NV 89102; 2840 E. Tropicana Avenue, Las Vegas, NV 89121; 6087 S. Pecos Road, Las Vegas, NV 89120; and 1659 W. Warm Springs Road, Henderson, NV 89014 (each a “Location” and collectively, the “Nevada Business”).

C. Seller turned over to Buyer the Nevada Business on, effective at 11:59 pm Pacific Time on January 1, 2008 and Buyer has been operating the Nevada Business since 12:01 am Pacific Time on January 2, 2008 (the “Effective Time”).

D. Subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer, and Buyer agrees to purchase from Seller, substantially all of the Assets of Seller related to the Nevada Business.

E. Buyer is purchasing all Assets of Seller related to the Nevada Business.

In consideration of the mutual covenants, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF ASSETS

1.1. Purchase and Sale of Assets.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at Closing (as defined below), all of Seller’s right, title, and interest in and to all of the assets used by Seller in connection with the operation of the Nevada Business other than the Excluded Assets (the “Assets”). The Assets to be sold and transferred include the following assets of Seller:

(a) All tangible personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory, and any other property listed on Schedule 1 (the “Personal Property”);

(b) All of Seller’s rights under the contracts, agreements, equipment leases, warranties, and other rights or agreements, whether written or oral, listed on Schedule 2 (the “Contracts”);

(c) All real estate leases listed on Schedule 3, together with all of Seller’s interest in any security deposits, prepaid rent, leasehold improvements, and appurtenances to the leased property (the “Real Property Leases”); and

(d) All of Seller’s right, title, and interest in and to the goodwill associated with the Nevada Business (the “Intangible Property”).

1.2. Excluded Assets.

The Assets shall not include, and Buyer shall not acquire any interest in, the assets of Seller listed on Schedule 4 (the “Excluded Assets”).

1.3. Permitted Liens.

Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature, other than those items listed on Schedule 5 (the “Permitted Liens”).

1.4. Risk of Loss.

Seller assumes all risk of loss or damage to the Assets prior to the Closing. In the event there is any material loss or damage to all or any portion of the Assets prior to the Closing, Buyer may either terminate this Agreement pursuant to Article 11, or negotiate with Seller for a proportionate reduction in the Purchase Price to reflect the loss or damage. For the purposes of this provision, the term “material loss or damage” shall mean any loss or damage to the Assets with an aggregate cost of $10,000.

ARTICLE 2.
ASSUMPTION OF LIABILITIES

2.1. Assumption of Liabilities.

Effective as of the Effective Time, and in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall assume responsibility for the performance and satisfaction of all of the executory obligations and liabilities of Seller listed on Schedule 6 (the “Assumed Liabilities”).

2.2 Excluded Liabilities.

Except as expressly provided in this Agreement, Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Assets, including, without limitation, any employment, business, sales, royalties, vendor payments, all other expenses or use tax relating to Seller’s operation of the Nevada Business and use and ownership of the Assets prior to the Effective Time.

ARTICLE 3.
PURCHASE PRICE

3.1. Purchase Price.

On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase, the Assets, for an amount (the “Purchase Price”) equal to (i) the cancellation of the $900,000 Promissory Note delivered by Buyer on July 11, 2007, (ii) payment of $70,000, plus (iii) the Contingent Payment as provided below and (iv) the assumption of the Assumed Liabilities.

3.2. Payment of Purchase Price.

At the Closing, Buyer shall pay the Purchase Price to Seller as follows:

(a) Cancellation of that certain promissory note delivered on July 11, 2007 (the “Promissory Note”) in the principal amount of Nine Hundred Thousand Dollars ($900,000), in substantially the form attached as Exhibit 1.

(b) The sum of $70,000.00 shall be paid to Seller by Buyer, without interest, in 24 equal monthly payments beginning 180 days from the Closing Date and continuing for each month thereafter until paid in full in accordance with the terms of a Promissory Note, attached hereto as Exhibit 6, evidencing such debt. The parties agree that the Buyer’s obligation to pay this amount resolves all issues between them with respect to gift cards or payments to vendors and any other payment obligations to each other, except as provided in this Agreement. If Buyer completes a secondary offering of its securities for a minimum of $5 million in equity financing, or secondary and subsequent offerings which together exceed $5 million in equity financing, or if more than 51% of Buyer is sold or transferred, then Buyer’s obligation to pay the balance of the $70,000.00 referenced in this Paragraph 3.2(b) shall be accelerated and payable immediately following the completion of such offering or sale.

(c)  Buyer may pay to Seller contingent payments (the “Contingent Payments”) as set forth below. The amount of the Contingent Payments will be based on (i) of the Multi-Unit Development Agreement dated July 2, 2007 between Seller and Noah’s Creations, LLC from Seller to Buyer in which case the Seller shall retain $70,000.00 paid to it by Noah’s Creations, LLC for the Multi-Unit Development Agreement, and that $70,000.00 shall be paid to Seller in connection with the partial refund of the $200,000.00 down payment made by Seller when Seller acquired the Nevada Business; and (ii) the entering into unit franchise agreements between Noah’s Creations, LLC and Buyer, and the payment of franchise fees, up to a combined total of $35,000.00 in initial franchise fees paid by Noah’s Creations, LLC which shall be paid to Seller in connection with the partial refund of the $200,000.00 down payment made by Seller when Seller acquired the Nevada Business.

(d) In no event shall the Seller be entitled to more than $200,000.00 under the provisions of this Paragraph 3.2 (b) and (c)

ARTICLE 4.
CLOSING

4.1. Time and Place of Closing.

The closing for the purchase and sale of the Assets (the “Closing”) shall be held at Java Nevada LLC, 985 White Drive, Suite 100, Las Vegas, Nevada 89119, Clark County on or before May __, 2008 or at such other time and place as the parties may mutually agree in writing (the “Closing Date”). At Closing, Seller shall transfer and convey title to the Assets to Buyer as provided in this Agreement, subject only to the Permitted Liens.

 ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER

5.1. Seller’s Representations and Warranties.

Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

(a) Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of Nevada.

(b) Seller has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, or any law, judgment, or order of which Seller is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

(d) There is no action, suit, proceeding, or claim pending, or, to the best of Seller’s knowledge, threatened against Seller or the Assets that would affect Seller’s ability to fulfill its obligations under this Agreement or that would impair the value of the Assets.

(e) Seller has, and will have at Closing, good and marketable title to the Assets free and clear of all liens, charges, and encumbrances other than the Permitted Liens.

(f) Seller has provided Buyer with true and correct copies of all Contracts. To Seller’s knowledge, all of the Contracts are in full force and effect, have been duly executed by the parties, and Seller is not in default under any Contract.

(g) Seller has provided Buyer with true and correct copies of all Real Property Leases. To Seller’s knowledge, each Real Property Lease is in full force and effect, and Seller is not in default under any Real Property Lease.

(h) Seller has provided Buyer with true and correct copies of all documents evidencing Seller’s rights in the Intangible Property. To Seller’s knowledge, each agreement, instrument, or license with respect to the Intangible Property is in full force and effect, and Seller is not in default under any such agreements.

(i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, multi-employer pension fund, or other labor union agreement with respect to any persons employed by Seller in connection with its operation of the Nevada Business.

5.2. Correctness of Representations.

No representation or warranty of Seller in this Agreement or any other information furnished by Seller pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, and other information provided by Seller to Buyer shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. Buyer’s Representations and Warranties.

Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:

(a) Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of California and Nevada.

(b) Buyer has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party, or any law, judgment, or order of which Buyer is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.

(d) There is no action, proceeding, or claim pending, or, to Buyer’s knowledge, threatened, against Buyer that would affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

(e) No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated by the Agreement.

6.2. Correctness of Representations.

No representation or warranty of Buyer in this Agreement or any other information furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, exhibits, and other information provided by Buyer to Seller shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 7.
COVENANTS PRIOR TO CLOSING

7.1. Access and Information.

Seller shall promptly provide Buyer with all information concerning the Nevada Business and the Assets that Buyer may reasonably request, and Buyer and its accountants and other representatives shall have access during normal business hours to all of the Assets and to the books and records of the Nevada Business.

7.2. Consents.

On or before the Closing Date, Seller, at its expense and with the assistance of Buyer as reasonably necessary, shall obtain all necessary consents required to assign Seller’s interest in any of the Assets to Buyer as contemplated by this Agreement. In the event Seller is unable to obtain any such consent on or before the Closing Date, Buyer may terminate this Agreement as provided in Article 11.

7.3. Discharge of Liens.

All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Assets that are not Permitted Liens shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Buyer and its counsel of the satisfaction, termination, and discharge of such liens, claims, charges, security interests, pledges, assignments or encumbrances shall be delivered to Buyer at or prior to the Closing.

7.4. Further Assurances Prior to Closing.

Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.

7.5. Notification of Changed Circumstances.

At any time after the date hereof and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.6. Broker’s Fees.

Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any of the transactions contemplated by this Agreement. Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees payable, or claimed to be payable, on the basis of any actions in connection with this Agreement.

7.7. Expenses of Closing.

The expenses of Closing shall be paid as follows:

(a) Buyer shall pay all sales and use taxes arising out of the transfer of the Assets, if any.

(b) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs such expenses.

7.8. Proration of Expenses.

Except as otherwise expressly provided in this Agreement, all expenses associated with the Assets being conveyed to Buyer, including, but not limited to, taxes, rent, insurance premiums, and utility charges, shall be apportioned ratably between the parties as of the Effective Time. This obligation to make apportionments shall survive the Closing.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

8.1. Buyer’s Conditions.

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.

(b) Seller shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Seller by this Agreement on or before the Closing Date.

(c) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Seller’s knowledge, threatened on or before the Closing Date.

(d) The Assets shall be in substantially the same condition on the Closing Date as they were at the Effective Time, and there shall be no material loss or damage to the Assets prior to the Closing.

(e) Seller shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement.

(f) Buyer shall have received copies of such releases and documents, and reviewed such other evidence as Buyer reasonably deems necessary to assure the Buyer that the Assets are being delivered to Buyer free and clear of all liens, claims, charges, security interests, pledges, assignments or encumbrances other than Permitted Liens.

(g) Seller shall have executed and delivered or cause to be delivered to Buyer: (1) a duly executed bill of sale (the “Bill of Sale”), in substantially the form attached as Exhibit 2, (2) a duly executed assignment of contracts (the “Assignment of Contracts”) in substantially the form attached as Exhibit 3, (3) a duly executed assignment of leases (the “Assignment of Leases”) in substantially the form attached as Exhibit 4, (4) a duly executed assignment of intangible property (the “Assignment of Intangible Property”) in substantially the form attached as Exhibit 5, (5) a duly executed Mutual Release as attached hereto as Exhibit 7, (6) duly executed assignments of the Master Franchise Agreement and related agreements, as well as the Master Franchise Agreement (the “Assignment and Assumption Agreements “) in substantially the form attached as Exhibit 8 and (7) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.

8.2. Failure to Satisfy Buyer’s Conditions.

Any of Buyer’s conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer’s conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement as provided in Article 11.

ARTICLE 9.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

9.1. Seller’s Conditions.

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

(a) Seller shall have received the Cash Purchase Price on or before the Closing Date.

(b) Buyer shall have executed and delivered or cause to be delivered to Seller: (1) a duly executed Assignment of Contracts, (2) a duly executed Assignment of Leases, (3) a duly executed Assignment of Intangible Property, (4) a duly executed Cancellation of Promissory Note, (5) a duly executed Promissory Note in the form attached hereto as Exhibit 6, (6) a duly executed Mutual Release as attached hereto as Exhibit 7; (7) a duly executed release in favor of Seller, Buyer and their principals, executed by and on behalf of Noah’s Creations, LLC, its principals and affiliates, and (8) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.

(c) The representations and warranties of Buyer set forth in Article 6 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.

(d) Buyer shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Buyer by this Agreement on or before the Closing Date.

(e) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Buyer’s knowledge, threatened on or before the Closing Date.

(f) Buyer shall have furnished to Seller a certificate of its manager, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraphs (c)-(e) of this Section 9.1.

9.2. Failure to Satisfy Seller’s Conditions.

Any of Seller’s conditions precedent may be waived in whole or in part by Seller in writing at any time on or before the Closing Date. In the event all Seller’s conditions precedent have not been waived by Seller or satisfied in full on or before the Closing Date, Seller may elect to terminate this Agreement as provided in Article 11.

ARTICLE 10.
POST-CLOSING OBLIGATIONS

10.1. Additional Assurances.

Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive the Closing.

10.2 Master Franchise Agreement

Seller shall assign the Master Franchise Agreement for the State of Nevada (the “Territory”) to Buyer as of the Effective Date. Buyer may pay Seller a refund of up to $275,000.00 of the Master Franchise Fee to the following extent:

If Buyer sells a Master Franchise or its equivalent, for all or any part of the Territory, or Area Development or Unit Franchise Agreements and receives payment for such sales prior to May 15, 2012, Seller shall receive a refund, up to a total of $275,000 consisting of the amount of fees paid for any Master Franchise and fifty percent (50%) of the amount of fees paid for any Area Development Agreement or Unit Franchise Agreement.

This paragraph 10.2 shall not apply to any fees paid by the existing sub-franchisee, Noah’s Creations, LLC or its principals or affiliates. Any Initial Franchise Fees or Area Development Fees received by Seller from Noah’s Creations, LLC will be applied as set forth in Paragraph 3.2(c) of this Agreement.

In no event shall the total payments by Buyer to Seller under Paragraph 10.2 of this Agreement exceed a combined maximum total of $275,000.00.

To the extent Buyer has not paid Seller a complete refund of $275,000 pursuant to the foregoing provisions, Buyer may pay any remaining portion of the $275,000 as follows: (a) one-half of the then-remaining balance between any amounts already paid and $275,000 shall be paid on or before May 15, 2011; and (b) the then-remaining balance shall be paid in twelve (12) equal monthly installments on the last day of each month, over the ensuing twelve months, concluding on May 15, 2012, to the extent such balance is not otherwise satisfied by payments under paragraph 10.2.

If Buyer completes a secondary offering of its securities for a minimum of $5 million in equity financing, or secondary and subsequent offerings which together exceed $5 million in equity financing, or if more than 51% of Buyer is sold or transferred, then Buyer’s obligation to pay the balance of up to $275,000 shall be accelerated and payable immediately following the completion of such offering or sale.

ARTICLE 11.
TERMINATION

11. Termination.

This Agreement may be terminated as follows:

(a) By the mutual consent of Buyer and Seller at any time prior to the Closing.

(b) By Buyer at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Buyer’s obligations set forth in Article 9 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.

(c) By Buyer pursuant to Section 7.11.

(d) By Seller at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Seller’s obligations set forth in Article 10 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.

(e) By either party if the Closing has not occurred on or before May 31, 2008.

11.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to the provisions of this Article 11, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.

11.3. Remedies Cumulative.

The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.

ARTICLE 12.
INDEMNIFICATION

12.1. Seller’s Indemnification.

In addition to any other agreement on the part of Seller to indemnify Buyer set forth in this Agreement, Seller shall indemnify and hold Buyer and it’s officers, directors, employees, agents and affiliates harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Seller’s ownership or use of the Assets, or Seller’s operation of the Nevada Business, prior to the Effective Time, (b) the breach of any representation or warranty of Seller contained in this Agreement, or (c) the failure by Seller to observe or perform any other covenant or agreement to be observed or performed by Seller under this Agreement.

12.2. Buyer’s Indemnification.

In addition to any other agreement on the part of Buyer to indemnify Seller set forth in this Agreement, Buyer shall indemnify and hold Seller and its officers, directors, employees, agents and affiliates harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Buyer’s ownership or use of the Assets from and after the Effective Time, (b) the breach of any representation or warranty of Buyer contained in this Agreement, or (c) the failure by Buyer to observe or perform any other covenant or agreement to be observed or performed by Buyer under this Agreement.

12.3. Survival of Indemnities.

All representations and warranties contained in this Agreement and the mutual agreements to indemnify set forth in this Article 12 shall survive the Closing for a period of two (2) years.

12.4 Limitation on Liability.

Seller shall not have any obligation to indemnify Buyer or any of its affiliates for losses, and Buyer shall not have any obligation to indemnify Seller or any of its affiliates for losses, in each case, until the aggregate amount of all losses, incurred by Buyer or any of its affiliates, on the one hand, or Seller or any of its affiliates, on the other hand, exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) and then, subject to the other limitations set forth in this Section 12.4, Seller’s indemnification obligations or Buyer’s indemnification obligations, as the case may be from the first dollar of the loss in excess of the Basket. In no event shall the aggregate liability of Seller be, and in no event shall claims be made against Seller by Buyer for losses, in excess of $550,000. The indemnification remedies contained in this Agreement shall be exclusive.

12.5 Procedure.

(a) The party seeking indemnification under Section 12.1 or Section 12.2 as the case may be (the “Indemnified Person”), shall provide written notice (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Person”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which the Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Person hereunder, except to the extent such Indemnifying Person can demonstrate such failure materially prejudiced such Indemnified Person’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Losses, if known, and the method of computation thereof, all with reasonably particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) The Indemnifying Party shall respond to each such claim within 20 Business Days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party until the later of (i) the expiration of the 20 Business Day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 20 Business Day response period if a response received within such 20 Business Day response period by the Indemnified Party requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period).

(c) Except as otherwise provided herein, if such demand is based on a claim by a third party or a governmental entity (each, a “Third Party Claim”), the Indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate with and make available to the Indemnifying Party all pertinent information as the Indemnifying Party may reasonably request. In such event, the Indemnifying Party shall have the right to settle or resolve any such claim by a third party. Notwithstanding the foregoing, in the event that (i) the Indemnifying Party elects in writing not to assume or does not assume the defense of the Third Party Claim pursuant to this Section 12.5(c), (ii) the Indemnifying Party withdraws from the defense of a Third Party Claim, (iii) counsel reasonably acceptable to the Indemnifying Party advises of any actual conflict between the Indemnifying Party and the Indemnified Party, or (iv) the Third Party Claim seeks material, non-monetary relief from Seller or Parent, Purchaser or any of their respective Affiliates or material monetary relief from Purchaser for which Purchaser is not indemnified, the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) Where the Indemnifying Party or the Indemnified Party is defending and controlling any claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence to take all steps necessary in the investigation, defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Losses relating to any such claim are for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. Regardless of which Party defends any such Third Party Claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Recovery from the Indemnifying Person by the Indemnified Person under this Section 12.5 shall be net of any insurance proceeds received by the Indemnified Person in relation to claims for Losses brought under this Section 12.5.

ARTICLE 13.
GENERAL PROVISIONS

13.1. Assignment.

The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.

13.2. Successors and Assigns.

The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.

13.3. Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.

13.4. Modification and Waiver.

This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

13.5. Attorney Fees.

If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.

13.6. Fees and Expenses.

Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

13.7. Notices.

All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, as follows, or to such other address as a party may designate to the other in writing:

(i) If to Buyer: 2121 Second Street, Suite C105, Davis, CA 95618; facsimile no. _____________; attention:_____________

(ii) If to Seller: Java Nevada, LLC, 985 White Drive, Ste 100, Las Vegas, Nevada 89119; facsimile no. (702) 733-8859; attention: Steve Burford.
If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.

13.8. Headings.

All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

13.9. Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

13.10. Time of Essence.

Time shall be of the essence with respect to the obligations of the parties to this Agreement.

13.11. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to its conflict of law doctrines.

13.12. Severability.

In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of this Agreement.

SELLER
Java Nevada LLC
/s/ J Dapper
By: J Dapper
Its: Manager

/s/ Joe Plante
By: Joe Plante
Its: Member

/s/ J Dapper
By: Don Forman
Its: Member

BUYER
JDCO, Inc.
/s/ Michael Binninger
By: Michael Binninger
Its: Chief Executive Officer

LIST OF SCHEDULES

Schedule 1 -- List of Personal Property

All personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory in the following locations: 1.) Patrick and Pecos 2.) Charleston and Martin Luther King Boulevard 3.) Tropicana and Harrison and 4.) Warmsprings & Arroyo Grande.

See attached list

Schedule 2 - List of Contracts

See attached list

Schedule 3 -- List of Real Property Leases

1.) Patrick and Pecos
2.) Charleston and Martin Luther King Boulevard
3.) Tropicana and Harrison and
4.) Warmsprings & Arroyo Grande.

Schedule 4 -- List of Excluded Assets

None

Schedule 5 -- List of Permitted Liens

None

Schedule 6 -- List of Assumed Liabilities:

Leases -
1.) Patrick and Pecos
2.) Charleston and Martin Luther King Boulevard
3.) Tropicana and Harrison and
4.) Warmsprings & Arroyo Grande.

LIST OF EXHIBITS

Exhibit 1 - Cancellation of Promissory Note

Exhibit 2 - Bill of Sale

Exhibit 3 -- Assignment of Contracts

Exhibit 4 -- Assignment of Real Property Leases

Exhibit 5-- Assignment of Intangible Property [None/Intentionally Omitted]

Exhibit 6—Promissory Note

Exhibit 7—Mutual Release

Exhibit 8—Assignment and Assumption Agreements (Master Franchise Agreement and related agreements; Multi-Unit Development Agreement)